Pricing Supplement dated October 28, 2003                Rule 424(b)(3)
(To Prospectus dated September 26, 2003 and              File No. 333-108464
Prospectus Supplement dated September 26, 2003)          Cusip No.  CA88319ZAF05



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                   Fixed Rate



Issuer:  Textron Financial Canada Funding Corporation



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Principal Amount:  $60,000,000            Interest Rate:  3.350%

Issue Price: 100.00%                      Original Issue Date:  November 3, 2003

Agent's Discount or Commission: $180,000  Stated Maturity Date:  May 1, 2007

Net Proceeds to Issuer: $59,820,000

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Interest Payment Dates:
       [ ] March 15 and September 15
       [X] Other:   May 1 and November 1

Regular Record Dates
(if other than the last day of February and August):   April 15 and October 15

Redemption:
       [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
       [ ] The Notes can be redeemed prior to the Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage: _____%
           Annual Redemption Percentage Reduction: _______% until Redemption
             Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ]  Yes   [X]  No
     Issue Price: _____%
           Total Amount of OID:
           Yield to Maturity:
           Initial Accrual Period OID:

Agent:
       [ ] RBC Dominion Securities Inc.
       [ ] BMO Nesbitt Burns Inc.
       [ ] Scotia Capital Inc.
       [X] Other: Citigroup Global Markets Inc.
                  -----------------------------

Agent acting in the capacity as indicated below:
       [X] Agent       [ ]  Principal


If as Principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [ ] The Notes are being offered at a fixed initial public offering price of ______% of the Principal Amount.

If as Agent:

           The Notes are being offered at a fixed public offering price of 100% of the Principal Amount.

Other Provisions:

             Terms are not completed for certain items above because
                         such items are not applicable.